UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 10, 2014

Date of Report (Date of earliest event reported)

IMMERSION CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-27969	94-3180138
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

30 Rio Robles, San Jose, CA 95134

(Address of principal executive offices) (Zip Code)

(408) 467-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 10, 2014, the Board of Directors of Immersion Corporation (the “Company”) elected a new Director, David Habiger, age 45, to serve as a director of the Company until the Company’s 2015 annual meeting of stockholders; and that, at such 2015 annual meeting, if nominated and re-elected as a director by the Company’s stockholders, Mr. Habiger shall be elected as a Class III director, with a term next expiring at the Company’s 2017 annual meeting of stockholders.

There are no arrangements or understandings between Mr. Habiger and any other person pursuant to which Mr. Habiger was selected as a Director.

Mr. Habiger has been appointed as a member of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

Since the beginning of the Company’s last year, there have not been any transactions, or currently proposed transactions, or series of similar transactions, in which the Company’s and its subsidiaries were a party and in which Mr. Habiger had a direct or indirect material interest.

Mr. Habiger will receive a retainer fee of $25,000 per year, paid in quarterly installments on the date of each quarterly Board meeting. In addition, he will receive a $3,000 annual fee for serving on the Compensation Committee and a $2,000 annual fee for serving on the Nominating and Corporate Governance Committee. Mr. Habiger will be granted an option to purchase 40,000 shares of common stock effective as of October 14, 2014; the exercise price per share for such option will equal the closing price per share on The NASDAQ Global Market on October 14, 2014. Subject to continued service, such option will vest as to  1⁄4 of the grant on the first anniversary of the date of commencement of service and 1/48th monthly thereafter.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.01	Press Release dated September 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMERSION CORPORATION

Date: September 11, 2014	By:	/s/ Amie Peters
Name: Amie Peters
Title: General Counsel